                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x ]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Definitive Proxy Statement
[X ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                          THE NEW IBERIA BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          THE NEW IBERIA BANCORP, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)


Payment of Filing Fee (check the appropriate box):
[  ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Not applicable.

     (2)  Aggregate number of securities to which transaction applies:
          Not applicable.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 Not applicable.

     (4)  Proposed maximum aggregate value of transaction:
          Not applicable.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

     (1)  Amount previously paid:
          Not applicable.

     (2)  Form, Schedule or Registration Statement No.:
          Not applicable.

     (3)  Filing Party:
          Not applicable.

     (4)  Date Filed:
          Not applicable.





____________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
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April 7, 1995


To the Shareholders of The New Iberia Bancorp, Inc.

Dear Shareholders:

Some of you have asked me about a recent stock transaction between me and Bancorp that Tony Schwing has attacked. I'd like to set the record straight.

In 1991, Frank Minvielle, Bill Quinlan and Eddie Terrell were added to the Board of Bancorp, they were added to the Board of the Bank as well. Under Louisiana law, to serve as directors of the Bank, they needed to own some Bancorp stock. Bancorp didn't have any treasury shares to sell them. Because Bancorp's articles give the shareholders preemptive rights, Bancorp couldn't issue them new shares of stock without making a stock offering to all the shareholders, which would have been time consuming and expensive. I agreed to sell them each some shares so they could serve as directors. I sold them (directly and through designees) a total of 255 shares. I made this sale on the understanding that whenever treasury shares became available in Bancorp, I could replace the shares I sold them at the price Bancorp had paid for the treasury shares. That way there would be no loss to Bancorp or to me. Tony's father made stock transfers to new directors when he was on the Board of Bancorp and replenished his stock holdings when shares became available. If I had not made the shares available to the new directors, the directors elected by you would not have been able to serve on the Bank's board. Thus, my actions were not bad or sinister as Tony is trying to make them out to be. In fact, my actions were an accommodation to the wishes of the shareholders!

Believing I was entitled to replace the shares I sold to new directors in 1991, in February (when I had the funds to buy the shares) my pension plan bought the 206 shares of treasury stock held by Bancorp. Pursuant to my prior agreement, I bought these shares at the price paid by Bancorp for them. I don't know why Tony suggests I should have paid what Bancorp offered to pay last year for his family's shares. That price included a control premium. A few shares wouldn't be expected to sell for that price. In fact, I paid more for those treasury shares than some stock has traded for in the past few years.

Because the Board is always looking out for your interests, the Board asked me to agree to submit the stock purchase to arbitration when it was questioned. I didn't have to agree, but I did because I want you to have confidence in my actions. The arbitrator decided the shares should be returned, and I immediately returned them. Obviously I wasn't looking to make a profit at Bancorp's expense, or I wouldn't have agreed to the arbitration to begin with. Obviously I wasn't trying to defeat Tony's proxy solicitation -- this concerned only 206 shares out of 50,000 shares of Bankshares that would be eligible to vote. In contrast, in his
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April 7, 1995


fiings with the SEC Tony claimed voting control over 15,000 shares as executor of the successions of his parents. HOWEVER, TONY WAS SUED BY ONE OF HIS SIBLINGS WHO ASKED THE COURT TO REMOVE HIM AS EXECUTOR OF HIS PARENTS' SUCCESSION. I UNDERSTAND THAT AS PART OF THE SETTLEMENT OF THAT LITIGATION, TONY WILL BE REQUIRED TO RESIGN AS EXECUTOR. BASED ON THIS, APPARENTLY THE STOCK IN THE SUCCESSION WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF ALL OF THE HEIRS, RATHER THAN SOLELY AT THE DIRECTION OF TONY.

In my dealing with Bancorp, my motives were good, and I thought I was entitled to the shares. I still think I am, and because the arbitrator did not give reasons for his decision, it is possible that his decision just means that the Board needs to follow certain formalities before selling me the stock. Nonetheless, right now I am not pursuing it.

Your Board has always considered your best interests and will keep doing that if you reelect it. Tony's nominees are not the right people to run Bancorp and the Bank. Please reelect the Board of Directors. Please sign and return the Bank's white proxy card.

Thank you for your consideration.

Very truly yours,




James W. Schwing, Sr.
Chairman of the Board